Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220046

HINES GLOBAL INCOME TRUST, INC.
SUPPLEMENT NO. 9, DATED NOVEMBER 27, 2018
TO THE PROSPECTUS, DATED JULY 18, 2018

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Hines Global Income Trust, Inc., dated July 18, 2018 (the “Prospectus”), as supplemented by Supplement No. 1, dated August 15, 2018, Supplement No. 2, dated August 16, 2018, Supplement No. 3, dated September 10, 2018, Supplement No. 4, dated September 14, 2018, Supplement No. 5, dated October 17, 2018, Supplement No. 6, dated October 24, 2018, Supplement No. 7, dated November 15, 2018, and Supplement No. 8, dated November 16, 2018. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

A.	to provide an update regarding the maximum upfront selling commissions and dealer manager fees payable with respect to Class T Shares;

B.to provide an update regarding our share redemption program;

C.to provide an update regarding eligibility to subscribe for Class I Shares;

D.to update the “Suitability Standards” section of the Prospectus;

E.to update the "Questions and Answers About this Offering" section of the Prospectus;

F.to update the "Prospectus Summary" section of the Prospectus;

G.	to update the “Risk Factors” section of the Prospectus; and

H.	to update the “Investment Objectives and Policies with Respect to Certain Activities” section of the Prospectus.

A.	Update Regarding the Maximum Upfront Selling Commissions and Dealer Manager Fees Payable with Respect to Class T Shares

Historically in this offering, the upfront selling commission payable with respect to the sale of Class T Shares has been equal to up to 3.0% of the gross offering proceeds from the sale of such shares and the dealer manager fee payable has been equal to up to 0.5% of the gross offering proceeds from the sale of such shares, for a combined maximum upfront sales load of 3.5%. Effective as of the date of this Supplement, the maximum upfront sales load will continue to be equal to up to 3.5% of the gross offering proceeds from the sale of Class T Shares sold in the primary offering, however the amount of the selling commission and the dealer manager fee may vary at certain participating broker dealers, provided that the sum will not exceed 3.5% of the gross offering proceeds from the sale of such shares.

Accordingly, all disclosure in the Prospectus concerning the amount of upfront selling commissions and dealer manager fees payable with respect to Class T Shares, including without limitation, the table on the cover page, and in the sections of the Prospectus captioned “Prospectus Summary—Class T Shares, Class S Shares, Class D Shares and Class I Shares,” “Prospectus Summary—Management Compensation—Upfront Selling Commissions and Dealer Manager Fees,” “Estimated Use Proceeds,” “Management Compensation—Upfront Selling Commissions and Dealer Manager Fees,” “Description of Capital Stock—Class T Shares,” “Plan of Distribution—Underwriting Terms—Front-End Selling Commissions and Discounts (Class T Shares and Class S Shares)” is hereby updated to reflect that there is a maximum upfront sales load of up to 3.5% of the gross offering proceeds from the sale of Class T Shares in the primary offering, consisting of any combination of selling commissions and dealer manager fees, effective as of the date of this Supplement.

B.	Update Regarding Our Share Redemption Program

In November 2018, our board of directors approved and adopted an amended and restated share redemption program, which will take effect on November 30, 2018. The share redemption program was amended to describe the policy and procedures we will follow if, during any consecutive 24-month period, we do not have at least one month in which we fully satisfy 100% of properly submitted redemption requests or accept all properly submitted tenders in a self-tender offer for our shares. Accordingly, the following summary of our share redemption program, as amended and restated, updates the sections of the prospectus titled “Prospectus Summary—Description of Capital Stock—Share Redemption Program” on pages 33 to 34 of the Prospectus and “Description of Capital Stock—Share Redemption Program” on pages 174 to 176 of the Prospectus, as well as similar disclosure throughout the Prospectus concerning our share redemption program.

Share Redemption Program

Our shares are currently not listed on a national securities exchange, and we do not know whether they will ever be listed. In order to provide our stockholders with some liquidity, we have adopted a share redemption program which is applicable to all shares of our common stock. As described below, we cannot guarantee that our share redemption program will be available indefinitely. Stockholders who have purchased shares from us or received their shares through a non-cash transaction, not in the secondary market, may receive the benefit of limited liquidity by presenting for repurchase to us all or a portion of those shares, in accordance with the procedures outlined herein and subject to the limitations and restrictions of the program described below. There is no fee payable to our Advisor, our sponsor, our board of directors or any other party in connection with the repurchase of shares pursuant to our share redemption program.

Subject to the limitations of and restrictions on the program, and subject to funds being available as described below, shares redeemed under the share redemption program will be redeemed at a price equal to the transaction price, which generally will be equal to the most recently determined NAV per share applicable to the class of shares being redeemed and most recently disclosed by us in a public filing with the SEC (subject to the 5% holding discount described below). Under our share redemption program, we may redeem during any calendar month common shares (including IPO Shares) whose aggregate value (based on the transaction price per share in effect when the redemption is effected) is 2% of our aggregate NAV as of the last calendar day of the previous month and during any calendar quarter whose aggregate value (based on the transaction price per share in effect when the redemption is effected) is up to 5% of our aggregate NAV as of the last calendar day of the prior calendar quarter. During a given quarter, if in each of the first two months of such quarter the 2% redemption limit is reached and stockholders’ redemptions are reduced pro rata for such months, then in the third and final month of that quarter, the applicable limit for such month will likely be less than 2% of our aggregate NAV as of the last calendar day of the previous month because the redemptions for that month, combined with the redemptions in the previous two months, cannot exceed 5% of our aggregate NAV as of the last calendar day of the prior calendar quarter.

There is no minimum holding period for your shares and you can request that we redeem your shares at any time. However, shares that have not been outstanding for at least one year will be redeemed at 95% of the transaction price (the “5% holding discount”) that would otherwise apply; provided, that, the period that a share was held prior to being converted into a share of another class pursuant to our charter will count toward the total hold period for such share, as converted. Upon request, we may waive the 5% holding discount in the case of death or disability of a stockholder. The 5% holding discount also will be waived with respect to shares issued pursuant to our distribution reinvestment plan and any shares that we issue as stock dividends.

If you would like to request redemption of your shares, you should contact us to receive the required redemption forms and instructions concerning required signatures. Certain broker dealers require that their clients make redemption requests through their broker dealer, so you should contact your broker dealer first if you want to request redemption of your shares. Stockholders may request that we redeem all or any portion of their shares as of the close of business on the last calendar day of each full calendar month (the “Redemption Date”). To have your shares redeemed, redemption requests and required documentation must be received by us in “good order” by 4:00 p.m. Eastern time on the second to last business day of the applicable month. If a redemption request is received after such time, the redemption order will be executed on the next month’s Redemption Date at the transaction price applicable for that Redemption Date (subject to any 5% holding discount), unless such request is withdrawn prior to that Redemption Date. Stockholders will generally have at least 20 business days (from the last business day of the previous month to the second to last business day of the applicable month) during which to decide whether to request the redemption of their shares as of the end of the current month. Stockholders may withdraw their redemption requests before they have been processed by notifying a customer service representative available on our toll-free information line at (888) 220 – 6121 before 4:00 p.m. Eastern time on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days after the Redemption Date.

The transaction price as of each Redemption Date will generally be equal to the most recently determined NAV per share then in effect as of that Redemption Date. As indicated below in “—Valuation Policy and Procedures,” we expect to commence monthly valuations no later than the end of the first full calendar month following the commencement of this offering. Once we commence monthly valuations, the transaction price generally will be disclosed within 15 calendar days following the last calendar day of each month. The transaction price per share will be posted on the Company’s website (https://

www.hinessecurities.com/hgit/) promptly after it becomes available and will also be available through our toll-free information line at (888) 220 – 6121. Under normal circumstances, we expect to fulfill redemption requests, subject to the 2% monthly and 5% quarterly limitations. In certain circumstances stockholders may make a redemption request for a particular Redemption Date before the transaction price is made available; however, the transaction price will be made available for a period of at least 10 business days ending on or before the second to last business day of each month and, as result, all stockholders will have at least a ten business day period to consider the transaction price before the deadline to submit or withdraw a redemption request (the first day of the ten business day period is the day the transaction price is made available and the tenth business day of the period is the deadline to submit or withdraw a redemption request (the second to last business day of the month)).

We may redeem fewer shares than have been requested to be redeemed in any particular month, or none at all, in our discretion, including due to the lack of readily available funds because of market conditions, the need to maintain liquidity for operations or because our board of directors has determined that investing in real property or other illiquid investments is a better use of our capital than redeeming our shares; subject to the policy described below which will apply if, during any consecutive 24-month period, we do not have at least one month in which we fully satisfy 100% of properly submitted redemption requests or accept all properly submitted tenders in a self-tender offer for our shares. In the event that we determine to redeem some but not all of the shares submitted for redemption during any month, shares submitted for redemption during such month will be redeemed on a pro rata basis. The portion of any unfulfilled redemption requests due to any of the limitations described above must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share redemption program, as applicable. Any determination to redeem fewer shares than have been requested to be redeemed may be made immediately prior to the applicable redemption date (the last calendar day of the month), and will be disclosed subsequently to prospective investors and stockholders in periodic prospectus supplements and/or reports filed by us, or more frequently as required by applicable securities laws.

Unless our board of directors determines otherwise, we intend to fund redemptions pursuant to our share redemption program from any available cash sources at our disposal, including available cash, cash flow from operations, the sale of real estate-related securities and other assets, borrowings or offering proceeds, without any limitation on the amounts we may pay from such sources. If during any consecutive 24-month period, we do not have at least one month in which we fully satisfy 100% of properly submitted redemption requests or accept all properly submitted tenders in a self-tender offer for our shares, we will not make any new investments (excluding short-term cash management investments under 30 days in duration) and we will use all available investable assets to satisfy redemption requests (subject to the limitations under this program) until all outstanding redemption requests, or “Unfulfilled Redemptions,” have been satisfied. For purposes of this policy, investable assets include net proceeds from new subscription agreements, unrestricted cash, working capital, proceeds from marketable securities, proceeds from our distribution reinvestment plan, and net operating cash flows. Notwithstanding this policy, investable assets may be used at any time to fund any of our operating cash needs (as well as to establish reserves to meet such needs), including, without limitation, the following: property operating expenses, taxes and insurance, debt service and repayment or refinancing of debt, debt financing expenses, funding commitments related to real estate, including without limitation, commitments to acquire new real estate investments (provided such commitments were made at least twelve (12) months prior to the end of such 24-consecutive-month period), obligations imposed by law, courts, or arbitration, necessary capital improvements, lease-related expenditures, customary general and administrative expenses, asset management fees and other fees payable to our Advisor as described in the prospectus, or shareholder distributions. Our Advisor also will defer payment of the performance participation allocation until all Unfulfilled Redemptions are satisfied. Furthermore, our board of directors and management will consider additional ways to improve shareholder liquidity through our share redemption program or otherwise. Exceptions to the limitations of this paragraph may be made to complete like-kind exchanges under Section 1031 of the Code necessary to avoid adverse tax consequences, or to take actions necessary to maintain our qualification as a REIT under the Code.

Our board of directors has complete discretion to determine whether all available cash sources at our disposal will be applied to redemptions pursuant to the program, whether such funds are needed for other purposes or whether additional funds from other sources may be used for redemptions pursuant to the program. Please see “Risk Factors—Risks Related to Our Business in General—Our success will be dependent on the performance of Hines as well as key employees of Hines. Certain other investment vehicles sponsored by Hines have experienced adverse developments in recent years and there is a risk that we may experience similar adverse developments. Adverse changes in affiliated programs could also adversely affect our ability to raise capital” for information regarding the previous suspension of the share redemption program of Hines REIT.

If redemption requests, in the business judgment of our board of directors, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on stockholders whose shares are not redeemed, then our board of directors may terminate, suspend or amend the share redemption program at any time without stockholder approval, if it deems such action to be in the best interest of our stockholders. Further, our share redemption program will be terminated in the event that our shares ever become listed on a national securities exchange or in the event a secondary market for our common shares develops. In addition, our board of directors may determine to suspend the share redemption program due to regulatory changes, changes in law or if our board of directors becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are redeemed. Material modifications, including any reduction to the monthly or quarterly limitations on redemptions, and suspensions of the program will be promptly disclosed to stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or current report on Form 8-K filed with the SEC. Any material modifications will also be disclosed on our website. Please see “Risk Factors—Risks Related to Investing in this Offering—Your ability to have your shares redeemed is limited under our share redemption program. If you are able to have your shares redeemed, it may be at a price that is less than the price you paid for the shares and the then-current market value of the shares” and “Risk Factors—Risks Related to Investing in this Offering—We offer a share redemption program for you if you are seeking liquidity of your shares. However, there is no public market for our common shares; therefore, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a discount to the price you paid.”

Any new transaction price may be higher or lower than the most recently disclosed transaction price. The transaction price is not a representation, warranty or guarantee that (i) a stockholder would be able to realize such per share amount if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to such per share amount upon our liquidation or sale; (iii) shares of our common stock would trade at such per share amount on a national securities exchange; or (iv) a third party would offer such per share amount in an arm’s-length transaction to purchase all or substantially all of our shares of common stock.

Stockholders will not relinquish their shares until we redeem them. The shares we redeem under our share redemption program will be cancelled and will have the status of authorized but unissued shares. We will not resell such shares to the public unless such shares are first registered with the SEC under the Securities Act and under appropriate state securities laws or are exempt under such laws.

C.	Update Regarding Eligibility to Subscribe for Class I Shares

The Prospectus defines the categories of potential investors that are eligible to invest in Class I Shares, while noting that other categories of investors that the Company names in a prospectus supplement also will be eligible to subscribe for Class I Shares. The Company hereby supplements the list of investors eligible to subscribe for Class I Shares to include: the officers, directors, employees, and registered representatives of participating broker dealers or their affiliates, including their immediate family members. Accordingly, (i) the third sentence of the third paragraph under the caption “Questions and Answers About this Offering—What is the difference between the Class T Shares, Class S Shares, Class D Shares and Class I Shares being offered?” beginning on page 8 of the Prospectus, (ii) the third sentence of the seventh paragraph under the caption “Prospectus Summary—Class T Shares, Class S Shares, Class D Shares and Class I Shares” on page 16 of the Prospectus, (iii) the second paragraph under the caption “Description of Capital Stock—Common Shares—Class I Shares” on page 168 of the Prospectus, and (iv) the third sentence of the third paragraph under the caption “Plan of Distribution—General” on page 188 of the Prospectus, are hereby deleted in their entirety and replaced with the following:

Class I Shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class I Shares, (2) by endowments, foundations, pension funds and other institutional investors, (3) through participating broker dealers that have alternative fee arrangements with their clients to provide access to Class I Shares, (4) by our executive officers and directors and their immediate family members, as well as officers and employees of our Advisor, Hines or other affiliates and their immediate family members, and, if approved by our board of directors, joint venture partners, consultants and other service providers, (5) through certain registered investment advisers, (6) by the officers, directors, employees, and registered representatives of participating broker dealers or their affiliates, including their immediate family members, or (7) other categories of investors that we name in an amendment or supplement to this prospectus.

D.	Update to the “Suitability Standards” Section of the Prospectus

1.        The suitability standard applicable to California investors on page i in the section of the Prospectus titled, “Suitability Standards,” is hereby deleted and replaced in its entirety with the following:

California—An investor’s investment in us may not exceed 10% of such investor’s liquid net worth.  An investment by a California investor that is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), is not subject to the foregoing limitation.

2.     The following concentration limit is hereby added to the section of the Prospectus titled "Suitability Standards" beginning on page i and must be met by Puerto Rico investors in addition to the other suitability requirements for the offering, effective as of the date of this Supplement:

 Puerto Rico—In addition to our suitability requirements, Puerto Rico investors may not invest more than 10% of their liquid net worth in us, our affiliates, and in other non-traded REITs. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

E.	Update to the “Questions and Answers About this Offering” Section of the Prospectus

The ninth bulleted risk factor in the section of the Prospectus titled “Questions and Answers About this Offering—Are there any risks involved in buying shares of our stock?” on page 11 is hereby deleted and replaced in its entirety with the following:

•
International investment risks, including the burden of complying with a wide variety of foreign laws and the uncertainty of such laws, the tax treatment of transaction structures, political and economic instability, foreign currency fluctuations, and inflation and governmental measures to curb inflation may adversely affect our operations and our ability to make distributions. Because the performance participation allocation payable to our Advisor is calculated based in part on changes in our NAV, our Advisor may be entitled to a greater or lesser allocation even if the changes in NAV are due solely to foreign currency fluctuations.

F.	Update to the “Prospectus Summary” Section of the Prospectus

The ninth bulleted risk factor in the section of the Prospectus titled “Prospectus Summary—Summary Risk Factors” on page 19 is hereby deleted and replaced in its entirety with the following:

•
International investment risks, including the burden of complying with a wide variety of foreign laws and the uncertainty of such laws, the tax treatment of transaction structures, political and economic instability, foreign currency fluctuations, and inflation and governmental measures to curb inflation may adversely affect our operations and our ability to make distributions. Because the performance participation allocation payable to our Advisor is calculated based in part on changes in our NAV, our Advisor may be entitled to a greater or lesser allocation even if the changes in NAV are due solely to foreign currency fluctuations.

G.	Update to the “Risk Factors” Section of the Prospectus

1.The following risk factor is hereby added to the section of the Prospectus titled "Risk Factors—Risks Related to Investing in This Offering" beginning on page 36:

In order to provide liquidity to fund redemptions, we may maintain an allocation to a number of sources of liquidity including cash, cash equivalents, other short-term investments, liquid real estate-related securities and borrowing capacity under lines of credit or other debt of up to 20% of our equity. These measures may result in lower returns to you.

        Although the majority of our assets consist of properties that cannot generally be readily liquidated on short notice without impacting our ability to realize full value upon their disposition, in order to provide liquidity to fund redemptions, we may maintain, under normal operating circumstances and subject to any limitations and requirements relating to our qualification as a REIT, an aggregate allocation to, cash, cash equivalents, short-term investments, liquid real estate-related securities and borrowing capacity under lines of credit or other debt of up to 20% of our equity. Our allocation of a portion of our equity to liquid investments may result in lower returns than if we had invested in additional properties and using borrowings for redemptions will reduce the funds available to retire debt or acquire additional properties, which may result in reduced profitability and restrict our ability to grow our NAV.

2.The following risk factor is hereby added to the section of the Prospectus titled "Risk Factors—Risks Related to Our Business in General" beginning on page 44:

Our share redemption program requires that we follow certain restrictive procedures with respect to new investments if, during any consecutive 24-month period, we do not have at least one month in which we fully satisfy 100% of properly submitted redemption requests or accept all properly submitted tenders in a self-tender offer for our shares, which may adversely affect our flexibility and our ability to achieve our investment objectives.

Subject to certain exceptions, our share redemption program generally requires that if, during any consecutive 24-month period, we do not have at least one month in which we fully satisfy 100% of properly submitted redemption requests or accept all properly submitted tenders in a self-tender offer for our shares, we will not make any new investments (excluding short-term cash management investments under 30 days in duration) and we will use all available investable assets to satisfy redemption requests (subject to the limitations under this program) until all outstanding redemption requests have been satisfied. If triggered, this requirement may prevent us from pursuing potentially accretive investment opportunities and may keep us from fully realizing our investment objectives. In addition, this requirement may limit our ability to pay distributions to our stockholders.

3.The tenth risk factor in the section of the Prospectus titled "Risk Factors—Risks Related to Our Business in General" on page 47 is hereby deleted in its entirety and replaced with the following:

We may acquire various financial instruments for purposes of “hedging” or reducing our risks, which may be costly and ineffective and may reduce our cash available for distribution to you.

We may enter into currency rate swaps and caps, or similar hedging or derivative transactions or arrangements, in order to manage or mitigate our risk of exposure to the effects of currency changes as a result of our international investments. Similarly, we may enter into interest rate swaps and caps, or similar hedging or derivative transactions or arrangements, in order to manage or mitigate our risk of exposure to the effects of interest rate changes due to variable interest rate debt that we may have. These transactions may cause us to incur additional costs and may not be effective. In addition, because the performance participation allocation payable to our Advisor is calculated based in part on an increase in our NAV, our Advisor may face a conflict of interest from time to time when determining whether to recommend a hedging or derivative transaction. For example, our Advisor may be incentivized to recommend a riskier hedging or derivative transaction than it would otherwise recommend because it may materially increase the probability that our Advisor will receive the performance participation allocation or our Advisor may oppose a transaction that may otherwise benefit the Company because executing the transaction may make it more likely that our Advisor will not earn the performance participation allocation.

4.The sixth risk factor in the section of the Prospectus titled "Risk Factors—Risks Related to Potential Conflicts of Interest" beginning on page 73 is hereby deleted in its entirety and replaced with the following:

Our Advisor’s asset management fee and the performance participation allocation may not create proper incentives or may induce our Advisor and its affiliates to make certain investments, including speculative investments, that increase the risk of our real estate portfolio.

We pay our Advisor an asset management fee regardless of the performance of our portfolio. Our Advisor’s entitlement to an asset management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. We may be required to pay our Advisor an asset management fee in a particular period despite experiencing a net loss or a decline in the value of our portfolio during that period.

The existence of the 12.5% performance participation interest in our Operating Partnership to which our Advisor is entitled, which is based on our total distributions plus the change in NAV per share, may create an incentive for our Advisor to make riskier or more speculative investments on our behalf than it would otherwise make in the absence of such performance-based compensation. For example, our Advisor may be incentivized to recommend a riskier hedging or derivative transaction than it would otherwise recommend because it may materially increase the probability that our Advisor will receive the performance participation allocation or our Advisor may oppose a hedging or derivative transaction that may otherwise benefit the Company because executing the transaction may make it more likely that our Advisor will not earn the performance participation allocation. In addition, the change in NAV per share will be based on the value of our investments on the applicable measurement dates and not on realized gains or losses. As a result, our Advisor may receive distributions based on unrealized gains in certain assets at the time of such distributions and such gains ultimately may not be realized when those assets are eventually disposed of.

H.	Update to the “Investment Objectives and Policies with Respect to Certain Activities” Section of the Prospectus

1.    The sixth paragraph under the caption, “—Acquisition and Investment Policies” on page 144 of the Prospectus is hereby updated and replaced with the following:

We believe that investments in real estate-related securities will help maintain sufficient liquidity to satisfy monthly redemption requests under our share redemption program . Our real estate-related securities strategy is designed to generate current income while also seeking attractive investment returns. We may invest in a number of sources of liquidity, including liquid securities of other real estate entities and debt related to properties such as mortgages, mezzanine loans, B-notes, bridge loans, construction loans, securitized debt, cash, cash equivalents and other short-term investments. We may maintain, under normal circumstances and subject to any limitations and requirements relating to our qualification as a REIT, an aggregate allocation to cash, cash equivalents, short-term investments, liquid real estate-related securities and borrowing capacity under lines of credit or other debt of up to 20% of our equity. Notwithstanding our intention to allocate up to 20% of our equity to cash-related liquidity investments, the actual allocation percentage may from time to time be higher or lower due to factors such as real estate market conditions, the amount of proceeds we raise in this offering, increased redemption requests, the availability and relative attractiveness of other investment opportunities, an increase in anticipated cash requirements, or other circumstances existing at the time we are making investments, subject to any limitations or requirements relating to our qualification as a REIT. With respect to investments in real estate-related securities and other securities, while our primary goal in making such investments is to preserve liquidity in support of our share redemption program, in the future we may change our objectives with respect to investments in real estate-related securities.

2.    The paragraph under the caption, “—Borrowing Policies” on page 152 of the Prospectus is hereby updated and replaced with the following:

We may incur indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties and publicly or privately placed debt instruments or financing from institutional investors or other lenders. Our indebtedness may be secured or unsecured. Security may be in the form of mortgages or other interests in our properties; equity interests in entities which own our properties or investments; cash or cash equivalents; securities; letters of credit; guarantees or a security interest in one or more of our other assets. We may use borrowing proceeds to finance acquisitions of new properties, make other real estate investments, make payments to our Advisor, pay for capital improvements, repairs or tenant buildouts, refinance existing indebtedness, pay distributions or provide working capital. In addition, in order to provide liquidity to fund redemptions under our share redemption program, we may maintain borrowing capacity under lines of credit or other debt. The form of our indebtedness may be long-term or short-term debt or in the form of a revolving credit facility.